Exhibit 99.1

Press Release	For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Reports Fourth Quarter Fiscal 2017 Results

BROOKFIELD, CT — (Marketwired – November 29, 2017) —

•	Fourth quarter fiscal 2017 revenue was $121.0 million, up 8% sequentially and 13% year-over-year

•	Net income attributable to Photronics, Inc. shareholders was $5.4 million ($0.08 per diluted share)

•	Capital expenditures of $53 million led to cash of $308 million at year end; balance sheet remains strong while funding strategic growth initiatives

•	First quarter fiscal 2018 guidance: revenue between $110 and $118 million with diluted EPS between $0.02 and $0.09

Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for its fiscal 2017 fourth quarter ended October 29, 2017.

Fourth quarter revenue was $121.0 million, increases of 8% sequentially and 13% compared with last year. Integrated circuit (IC) revenue was $96.1 million, up 13% sequentially and 17% compared with last year. Flat panel display (FPD) revenue was $24.9 million, decreases of 6% sequentially and 1% compared with last year.

Net income attributable to Photronics, Inc. shareholders was $5.4 million ($0.08 per diluted share), compared with $4.0 million ($0.06 per diluted share) for the third quarter of 2017 and $5.3 million ($0.08 per diluted share) for the fourth quarter of 2016. The results for fourth quarter 2016 included a non-recurring tax benefit of $1.8 million ($0.03 per diluted share).

“Revenue improved this quarter on the strength of high-end mask sales, particularly in IC where high-end memory continued the positive trend of the last four quarters, and high-end logic advanced on growing Asia foundry 28 nm demand,” said Peter Kirlin, chief executive officer. “High-end FPD also improved due in part to continued growth in demand for AMOLED in China. Operating margin improved to 10.3% due to our operating leverage and effective cost control. Continued strong cash generation supports our ability to fund planned investments, including the two China projects. The capex forecast of approximately $250 million in 2018 will be the most the Company has spent in one year. We believe the China investments, when complete and fully operational, will provide attractive returns and will make significant contributions to revenue and profit growth.”

Full Year Results

Full year revenue in fiscal 2017 was $450.7 million, 7% less than fiscal 2016 full-year revenue. Revenue from IC photomasks of $350.3 million was 4% less than prior year, and FPD revenue was $100.4 million, 16% less than prior year FPD revenue.

Full year net income attributable to Photronics, Inc. shareholders was $13.1 million in fiscal 2017 ($0.19 per diluted share), compared with $46.2 million ($0.64 per diluted share) in 2016.  Non-GAAP net income attributable to Photronics, Inc. shareholders was $13.1 million in fiscal 2017 ($0.19 per diluted share), compared with $32.6 million ($0.47 per diluted share) in fiscal 2016.

First Quarter 2018 Guidance

Kirlin continued, “For fiscal 2018 first quarter, underlying high-end IC demand drivers still appear healthy, potentially tempered by anticipated seasonal softness. We expect high-end FPD demand to remain flat. Our cash balance will likely decrease during the quarter as we ramp up investments for the China expansion. For the first quarter of fiscal 2018, Photronics expects revenues to be between $110 million and $118 million, and net income attributable to Photronics, Inc. shareholders to be between $0.02 and $0.09 per diluted share.”

Conference Call

A conference call to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, November 29, 2017. The call can be accessed by logging onto Photronics’ web site at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ web site for instant replay access.

Non-GAAP Financial Measures

Non-GAAP net income attributable to Photronics, Inc. shareholders, non-GAAP earnings per share, and non-GAAP EBITDA are “non-GAAP financial measures” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. The attached financial supplement reconciles Photronics, Inc.’s financial results under GAAP to non-GAAP financial information. Photronics, Inc. believes these non-GAAP financial measures that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.’s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.’s projected earnings and performance with its historical results of prior periods. These non-GAAP metrics are not intended to represent funds available for Photronics, Inc.’s discretionary use and are not intended to represent, or be used as a substitute for, operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the condensed consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. Non-GAAP financial information is adjusted for the following items:

•	Non-recurring tax benefit in fiscal 2016 related to the recognition of certain tax benefits in Taiwan that were determined to be realizable in filings for future tax periods
•	Non-recurring net gain on sale of investment in fiscal 2016
•	Interest expense, income tax expense/(benefit), depreciation and amortization, and other items are added to GAAP net income to derive non-GAAP EBITDA

About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel display substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company’s operations, see “Forward Looking Statements” in the Company’s Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

12-2017